As filed with the Securities and Exchange Commission on December 23, 1997.
                                                              File No. 333-____
  ---------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        --------------------------------
                                   UST CORP.
             (Exact name of Registrant as specified in its charter)

        MASSACHUSETTS                                   04-2436093
(State or other jurisdiction                          (I.R.S. Employer
       of organization)                               Identification No.)

          40 COURT STREET, BOSTON, MASSACHUSETTS 02108 (617) 726-7000 (Address and telephone number of registrant's principal executive offices)
                        --------------------------------


             JAMES K. HUNT                        ERIC R. FISCHER, ESQ.
        Executive Vice President               Executive Vice President,
  Chief Financial Officer and Treasurer       General Counsel and Clerk
               UST CORP.                              UST CORP.
            40 Court Street                       40 Court Street
      Boston, Massachusetts 02108             Boston, Massachusetts 02108
            (617) 726-7055                          (617) 726-7377

           (Name, address and telephone number of agent for service)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
If this Form is a post-effective amendment filed
 pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                              Proposed Maximum   Proposed Maximum
Title of Securities           Amount to       Offering Price     Aggregate          Amount of
to be Registered              be Registered   Per Share*         Offering Price*    Registration Fee

Common Stock
Par Value $0.625 per share    1,180,000       $27.375            $32,302,500           $9529.24



     *Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) based on the average of the high and low prices reported in the consolidated trading system on December 19, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 Subject to Completion, Dated December 23, 1997
                              P R O S P E C T U S
                                   UST CORP.

                              1,180,000 Shares of
                         Common Stock, $0.625 Par Value

                                  -----------

     This Prospectus ("Prospectus") of UST Corp., a Massachusetts corporation (the "Company" or "UST Corp."), relates to up to 1,180,000 shares (the "Shares") of the Company's common stock, par value $0.625 per share (the "Common Stock"), being sold by certain stockholders of the Company (the "Selling Stockholders"), for their respective accounts. See "Selling Stockholders." The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol "USTB." On December 19, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $27.15625 per share.

     The Company will pay all of the expenses estimated to be $50,000 incident to the registration, offering and sale of the Shares to the public hereunder (other than commissions, fees and discounts of underwriters, brokers, dealers and agents). The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

     All or a portion of the Shares may be disposed of by the Selling Stockholders hereunder from time to time in one or a combination of the following transactions: (a) transactions (which may involve block transactions) on the Nasdaq National Market, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) privately negotiated transactions at negotiated prices, including underwritten offerings. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or by selling the shares to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters, brokers or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular underwriter, broker or dealer might be in excess of customary commissions or be changed from time to time). The Selling Stockholders and the underwriters, brokers, dealers or agents who participate in a sale of the Shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any of the underwriters, brokers, dealers or agents in addition to any profits received on resale of the Shares if any of the underwriters, brokers, dealers or agents should purchase any Shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. See "Plan of Distribution."

     Certain of the underwriters, brokers, dealers or agents may have other business relationships with the Company and/or its affiliates in the ordinary course.

                                  -----------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                  -----------

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.


                               Underwriting Discounts     Proceeds to Selling
              Price to Public     and Commissions            Stockholder

Per Share           (l)              (1)(2)                   (1)(2)
Total               (1)              (1)(2)                   (1)(2)


(1) The Selling Stockholders may from time to time effect the sale of the Shares at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. See "Plan of Distribution" and "Selling Stockholders."

(2) The Company has agreed to prepare and file this Prospectus and the related Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, and to deliver copies of the Prospectus to the Selling Stockholders. The expenses incurred in connection with the same, estimated at $50,000, will be borne by the Company. The Selling Stockholders and any broker-dealers, agents or underwriters who participate in a sale of the Shares may be deemed "underwriters" within the meaning of the Securities Act, and any commissions paid or discounts allowed to, and any profits received on resale of the Shares by, any of them may be deemed to be underwriting discounts or commissions under the Securities Act. See "Plan of Distribution." The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which expenses will be borne by the Selling Stockholders.

               The date of this Prospectus is December 23, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with the Commission with respect to the Common Stock being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Common Stock being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

     Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospectus (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the Prospectus). The Company will also provide upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act. Requests for such copies should be directed to Eric R. Fischer, Executive Vice President, General Counsel and Clerk of UST Corp., 40 Court Street, Boston, MA 02108. Telephone requests may be directed to Mr. Fischer at (617) 726-7377.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There is incorporated herein by reference the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996 and the Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the Commission pursuant to Section 13(a) of the Exchange Act, the Current Report on Form 8-K/A of the Company for the date July 2, 1996, as amended on February 7, 1997, the Current Report on Form 8-K/A of the Company for the date August 30, 1996, as amended on February 7, 1997, the Current Report on Form 8-K/A of the Company for the date August 30, 1996, as amended on March 4, 1997 and the Current Report on Form 8-K of the Company for the date December 16, 1997 filed with the Commission pursuant to Section 13(a) of the Exchange Act, and the description of the Common Stock contained in the Company's Registration Statement filed with the Commission under to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              CAUTIONARY STATEMENT

     The documents incorporated by reference in this Prospectus contain, and additional statements issued by the Company from time to time in public filings or press releases or publicly made orally by officers of the Company with respect to the Company contain or may contain, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including without limitation those discussed in the Company's 1996 Annual Report to Shareholders and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997. Such forward-looking statements speak only as of the date on which they are made, and the Company cautions readers not to place undue reliance on such statements. All forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information.

                                  THE COMPANY

     UST Corp., a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), was organized as a Massachusetts business corporation in 1967. The Company is also subject to examination by, and is required to file reports with, the Commissioner of Banks of the Commonwealth of Massachusetts (the "Massachusetts Commissioner"). As of December 31, 1996, the Company's banking subsidiaries were USTrust and United States Trust Company ("USTC"), each headquartered in Boston. USTrust and USTC are sometimes hereinafter collectively referred to as the "Subsidiary Banks." Subsequently, on January 3, 1997, the Company acquired Walden Bancorp, Inc. of Acton, Massachusetts ("Walden"), and its subsidiary banks, The Co-operative Bank of Concord ("Concord"), headquartered in Concord, and The Braintree Savings Bank ("Braintree") headquartered in Braintree. During the second quarter of 1997, Concord and Braintree, former subsidiaries of Walden, were merged with and into USTrust, the principal banking subsidiary of UST Corp. The Company's acquisition of Walden is discussed in further detail in the Company's Annual Report on Form 10-K under the caption "Recent Developments - Acquisition of Walden Bancorp, Inc." and the merger of Braintree, Concord and USTrust is described in the Company's Form 10-Q for the quarter ended June 30, 1997. Each of the Company's Subsidiary Banks are chartered under Massachusetts law. All of the capital stock of the Subsidiary Banks is owned directly or indirectly by the Company. In addition, the Company owns directly or indirectly through its banking subsidiaries, all of the outstanding stock of five active nonbanking subsidiaries, all Massachusetts corporations: UST Leasing Corporation, UST Capital Corp., UST Securities Corp., USTrust Securities Corp. and UST Auto Lease Corp., as well as five subsidiaries which hold foreclosed real estate. As a result of the Walden acquisition, the Company also acquired Concord's two nonbanking subsidiaries, Walden Financial Corp. and Walden Securities Corp., as well as one subsidiary which holds foreclosed real estate, and Braintree's nonbanking subsidiary, Braintree Securities Corp., as well as two subsidiaries which hold foreclosed real estate. On October 15, 1997, the Company acquired Firestone Financial Corp. ("Firestone") of Newton, Massachusetts, a small business equipment finance company. The Company's acquisition of Firestone is discussed in further detail below under the caption "Recent Developments - Firestone."

     The Company engages in one line of business, that of providing financial services through its banking and nonbanking subsidiaries. A broad range of financial services is provided principally to individuals and small-and medium-sized companies in New England including those located in low-and moderate-income neighborhoods within the Company's defined Community Reinvestment Act assessment area. In addition, an important component of the Company's financial services is the provision of trust and money management services to professionals, corporate executives, nonprofit organizations, labor unions, foundations, mutual funds and owners of closely-held businesses most of whom are located in the New England region.

     The executive office of UST Corp. is located at 40 Court Street, Boston, Massachusetts 02108 (Telephone (617) 726-7000).

The Subsidiary Banks

     The Subsidiary Banks are engaged in a general banking business and accept deposits which are insured by the Federal Deposit Insurance Corporation ("FDIC"). USTC, which has full banking powers and accepts deposits which are insured by the FDIC, focuses its activity on trust and money management, venture capital and other fee-generating businesses. USTrust and USTC are commercial banks. The Subsidiary Banks are both located in Massachusetts.

     For the quarter ended September 30, 1997, the Company reported net income of $10.8m, or $0.37 per share, compared with net income of $16.0 million, or $0.57 per share, for the same period of 1996. The third quarter results in 1996 reflect a $14.6 million pre-tax earnings credit that was recorded through the provision for possible loan losses and a one-time charge of $3.0 million to reflect the Company's liability for an assessment on certain deposits insured by the Savings Association Insurance Fund. For the nine months ended September 30, 1997, net income was $19.4 million, or $0.67 per share, compared with $35.2 million, or $1.24 per share, for the first three quarters of 1996. Results for the 1997 period include a non-recurring charge of $3.1 million for certain non-deductible merger-related expenses (in respect of the Walden and Firestone acquisitons) and a pre-tax charge of $11.8 million for restructuring expenses associated with the acquisition of Walden, accounted for as a pooling of interest and completed in January, 1997. Results for the 1996 period include the aforementioned $14.6 million pre-tax earnings credit, a similar $5.2 million credit recorded in the second quarter and the $3.0 million one-time deposit insurance assessment.

Recent Developments - Firestone

     On August 12, 1997, the Company announced the execution of a definitive agreement to acquire Firestone, an $85 million small business equipment finance company headquartered in Newton, Massachusetts. The transaction, which was consummated on October 15, 1997, was accounted for as a pooling of interests and was structured as a tax-free exchange of 0.63 shares of UST common stock for each of the 2.0 million outstanding closely held shares of Firestone common stock, up to a maximum value of $30 million. At the Company's closing price of $21.75 on August 8, 1997, the transaction was valued at approximately $27.4 million. Based on the Company's common stock average market value of $25.43 during the determination period set forth in the definitive agreement, the Company exchanged a total of 1,180,000 shares of common stock, representing an exchange ratio of 0.59 shares of UST for each share of Firestone. The Company's common stock exchanged for Firestone common stock was not registered prior to the effectiveness of the transaction and cannot be offered or resold absent registration or an applicable exemption from registration requirements. The Company has recorded a one-time, pre-tax charge of approximately $1 million for acquisition-related costs in connection with the transaction.

Recent Developments - Somerset

     On December 9, 1997, the Company executed an Affiliation Agreement and Plan of Reorganization (the "Somerset Agreement") with Somerset Savings Bank ("Somerset"), pursuant to which Somerset will be merged with and into the Company's wholly-owned principal bank subsidiary, USTrust. Somerset is a Massachusetts savings bank which serves the consumer and small business banking needs of its customers through its five branch offices located in the Massachusetts communities of Somerville and Burlington. The Somerset transaction, which is structured to qualify as a pooling-of-interests for accounting purposes, is subject to the approval of the shareholders of Somerset as well as to the receipt of federal and state regulatory banking approvals. Subject to the foregoing conditions, the Somerset transaction is expected to close during the first half of 1998.

     The Somerset transaction is structured as a tax-free exchange of 0.19 shares of the Company's common stock for each share of Somerset's common stock. At the Company's closing stock price of $29.625 on December 9, 1997, the Somerset transaction would be valued at approximately $93.7 million, and Somerset shareholders would receive a value of $5.63 in Company common stock for each share of Somerset common stock. The purchase price represents a multiple of 2.43 times stated book value of Somerset at September 30, 1997. The Company expects to record a one-time pre-tax charge of approximately $7.5 million of acquisition related costs in connection with the Somerset transaction.

     Immediately after execution of the Somerset Agreement on December 10, 1997, the Company entered into a Stock Option Agreement with Somerset, pursuant to which Somerset has granted to the Company the option to purchase, under certain circumstances, 2,777,000 shares of Somerset common stock at an exercise price of $4.875 per share and has also granted the Company certain additional consideration related to the option.

Recent Developments - Affiliated

     On December 15, 1997, the Company executed an Affiliation Agreement and Plan of Reorganization (the "Affiliated Agreement") with Affiliated Community Bancorp, Inc. ("Affiliated"), pursuant to which the Company will acquire Affiliated. Affiliated is a $1.1 billion bank holding company for three community banks, Lexington Savings Bank, The Federal Savings Bank and Middlesex Bank and Trust Company (together, the "Affiliated Banks") which serve consumer and small business banking needs through twelve branch offices located in eastern Middlesex County. The Affiliated transaction, which is structured to qualify as a pooling-of-interests for accounting purposes, is subject to the approval of the shareholders of the Company and Affiliated as well as to the receipt of federal and state regulatory banking approvals. The Affiliated transaction is expected to close during the first half of 1998. While the Company will first acquire Affiliated thereby making the Affiliated Banks subsidiaries of the Company, the Company anticipates merging the banks into its principal banking subsidiary, USTrust, in 1998.

     The Affiliated transaction is structured as a tax-free exchange of 1.41 shares of the Company's common stock for each share of Affiliated common stock. At the Company's closing stock price of $28.3125 on December 12, 1997, the Affiliated transaction would be valued at approximately $259 million, and Affiliated shareholders would receive a value of $39.92 in Company common stock for each share of Affiliated common stock. The purchase price represents a multiple of 2.3 times stated book value of Affiliated at September 30, 1997. The Company expects to record a one-time pre-tax charge of approximately $12 million of acquisition related costs in connection with the Affiliated transaction. If the Company's average stock price during a period prior to closing is less than $24.06 per share and the Company's stock price has declined by more than 15% relative to a certain bank stock index, Affiliated can terminate the agreement subject to the right of the Company to issue additional shares to ensure a per share value of $33.92 in stock of the Company.

     Immediately after execution of the Affiliated Agreement on December 15, 1997, the Company entered into a Stock Option Agreement with Affiliated pursuant to which Affiliated has granted to the Company the option to purchase, under certain circumstances, up to 1,300,078 shares of its outstanding stock for $32.937 per share.

                              SELLING STOCKHOLDERS

     On October 15, 1997, the Stockholders of Firestone (the "Selling Stockholders") collectively acquired shares of the Common Stock from the Company in a transaction exempt from the registration requirement of the Securities Act, in connection with an Agreement and Plan of Reorganization dated as of August 12, 1997 (the "Acquisition Agreement") and related Agreement and Plan of Merger, dated as of October 15, 1997, pursuant to which a wholly-owned subsidiary of the Company merged into Firestone (with Firestone as the surviving entity), in exchange for shares of the Common Stock.

     The term Selling Stockholders includes the holders listed below and the beneficial owners of the Shares and their transferees, pledgees, donees and other successors.

     Pursuant to the Acquisition Agreement, the Company agreed to file with the Commission the Registration Statement, of which this Prospectus is a part, with respect to the resale of the Shares. The Company has committed to keep the Registration Statement effective until the earlier of (i) the first anniversary of the closing date under the Acquisition Agreement, or (ii) such time as all the shares of Common Stock covered by such Registration Statement have been sold. The Company has agreed to indemnify the Selling Stockholders and its officers, directors and controlling persons against certain liabilities, including certain liabilities under the Securities Act.

     As of October 14, 1997, except as noted below, none of the Selling Stockholders held of record any shares of the Company's outstanding Common Stock. Except as noted below, no Selling Stockholder has, within the past three years, had any position, office or other material relationship with the Company or its affiliates.

     As of December 19, 1997, there were 29,719,593 shares of the Common Stock issued and outstanding.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 17, 1997 and as adjusted to reflect the sale of all of the Common Stock offered hereby by the Selling Stockholders.

    Name of Selling          Shares Owned        Shares      Shares to be Owned
     Stockholders         Prior  to Offering   Offered (1)     After Offering
   -----------------      ------------------  ------------     -------------


1. Michael A. Miller (2)       297,360 (3)      297,360            -0-
   199 Temple Street
   West Newton, MA 02165

2. MAM Family Limited          236,000          236,000            -0-
     Partnership
   199 Temple Street
   West Newton, MA 02165

3. Robert D. Fanger (4)        312,700          312,700            -0-
   190 Dudley Street
   Brookline, MA 02146

4. Edward S. Yaffe (5)         118,500 (6)      118,000           500
   47 Castle Drive
   Sharon, MA 02067

5. David S. Cohen (7)          118,500 (8)      118,000           500
   2 Savel Lane
   Sharon, MA 02067

6. Michael A. Guidi (9)         59,000           59,000            -0-
   62 Laurelwood Drive
   Hopedale, MA 01747

7. Scott A. Cooper (10)         17,700           17,700            -0-
   52 Williams Road
   Sharon, MA 02067

8. Joan G. Corbett (11)         11,800           11,800            -0-
   16 Harding Street
   Medfield, MA 02052

9. Mary Teresa Crealese         11,800           11,800            -0-
   15 Deerfield Drive
   Bridgewater, MA 02324


      (1)  See "Plan of Distribution."

      (2)  Effective  November  1,  1997,  Michael  A.  Miller  became a
Director of the Company. Mr. Miller is also the President and Chief Executive Officer of Firestone.

      (3) Michael A. Miller is a General Partner of the MAM Family Limited Partnership, through which he controls one percent (1%) of the 236,000 shares of Common Stock owned by the MAM Family Limited Partnership, or 2,360 shares. Such shares are included here as "Shares Owned," but Mr. Miller disclaims any beneficial ownership of such shares.

      (4) Robert D. Fanger was an employee of Firestone until October 1997. Mr. Fanger was also the Chairman of the Board of Directors of Firestone, and resigned upon the closing of the acquisition of Firestone by the Company.

      (5)  Edward S. Yaffe is a Senior Vice President of Firestone.

      (6) As of October 14, 1997, Edward S. Yaffe owned, and continues to own as of the date hereof, through a self-directed Individual Retirement Account, 500 shares of Common Stock. Such shares are included here as "Shares Owned," but are not offered for sale under this Registration Statement.

      (7) David S. Cohen is the Executive Vice President, Chief Financial Officer and Treasurer of Firestone.

      (8) David S. Cohen possesses a power of attorney in respect of an investment account owned by his parents-in-law. Such account currently holds 500 shares of Common Stock. Such shares are included here as "Shares Owned," but are not offered for sale under this Registration Statement and Mr. Cohen disclaims any beneficial ownership of such shares.

      (9)  Michael A. Guidi is a Senior Vice President of Firestone.

      (10) Scott A. Cooper owns, through a self-directed Individual Retirement Account, 11,800 shares of Common Stock. Such shares are included here as "Shares Owned," and are offered for sale under this Registration Statement.

      (11) Joan G. Corbett is an employee of Firestone.

                              PLAN OF DISTRIBUTION

     The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as a principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters, brokers, dealers or agents, or purchasers. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or by selling shares to or through underwriters, brokers or dealers and such underwriters, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters, brokers or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular underwriter, broker or dealer might be in excess of customary commissions or be changed from time to time). The Selling Stockholders and any underwriters, brokers, dealers or agents who participate in a sale of the Shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any of such underwriters, brokers, dealers or agents in addition to any profits received on resale of the Shares if any of such underwriters, brokers, dealers or agents should purchase any Shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act.

     Certain of any such underwriters, dealers, brokers or agents may have other business relationships with the Company and/or its affiliates in the ordinary course.

     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers.

     The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and controlling persons (within the meaning of the Securities Act) against certain liabilities, including liabilities under the Securities Act.

     If all or a portion of the Shares are offered through an underwritten offering, the terms of such underwritten offering, including the initial public offering price, the names of the underwriters and the compensation, if any, of such underwriters, will be set forth in an accompanying Prospectus Supplement.

     Until the distribution of the Shares is completed, rules of the Commission may limit the ability of any underwriters and any other person participating in the distribution of the Shares to bid for and purchase the Common Stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If any underwriters create a short position in the Shares in connection with the offering, selling more Shares than are set forth on the cover page of this Prospectus, the underwriters may reduce that short position by purchasing shares of Common Stock in the open market. Purchases of the Common Stock for the purpose of stabilization or to reduce a short position could cause the price of the Common Stock to be higher than it might be in the absence of such purchases. In addition, rules of the Commission may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders and any other such person. All of the foregoing may limit the marketability of the Shares and the ability of any underwriter, broker, dealer or agent to engage in market making activities.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

                             CERTAIN LEGAL MATTERS

     The validity of the offered Common Stock will be passed upon for the Company by Eric R. Fischer, Executive Vice President, General Counsel and Clerk of the Company. As of December 22, 1997, Mr. Fischer had a direct or indirect interest in 36,798 shares of Common Stock and had options to purchase an additional 50,800 shares, all of which options were immediately exercisable.

                                    EXPERTS

     The consolidated financial statements of UST Corp. included in its Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

           SEC Registration Fee..............................   $   9,529.24
           Transfer Agent and Registrar Fees and Expenses....   $       0.00
           Legal Fees and Expenses...........................   $  10,000.00
           Accounting Fees and Expenses......................   $  10,000.00
           Nasdaq National Market Fee........................   $  17,500.00
           Miscellaneous.....................................   $   2,970.76
           Total.............................................   $  50,000.00


     __________________
     *  Estimates

Item 15.   Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (a) the articles of organization, (b) a by-law adopted by the stockholders or (c) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     The Registrant's Articles of Organization provide that the Registrant shall, to the fullest extent legally permissible, indemnify each person who is or was a director, officer, employee or other agent of the Registrant and each person who is or was serving at the request of the Registrant as such of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization, against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him or her in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while in office or thereafter, by reason of his or her being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity. Under Massachusetts law and the Articles, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant or other entity served or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

     If, in an action, suit or proceeding brought by or in the name of the Registrant, a director of the Registrant is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

     As to any matter disposed of by settlement pursuant to a consent decree or otherwise, no indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders or a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or her or on his or her behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant.

     The right of indemnification provided in the Registrant's Articles of Organization shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him or her. Indemnification of a "director", "officer", "employee", "agent", and "trustee" includes their respective executors, administrators and other legal representatives. An "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

Item 16.   Exhibits.

      2 Agreement and Plan of Reorganization dated as of August 12, 1997, by and among the Registrant, Firestone and the Selling Stockholders.

      5    Opinion of Eric R. Fischer, Esq.

      23.1 Consent of Eric R. Fischer (included in Exhibit 5).

      23.2 Consent of Arthur Andersen LLP.

      24   Power of Attorney (included on signature page).


Item 17.   Undertakings.

      (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (C) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (D) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and the Commonwealth of Massachusetts as of December 16, 1997.

                                    UST Corp.


                                    By /s/Eric R. Fischer
                                       --------------------------
                                       Eric R. Fischer
                                       (Executive Vice President,
                                       General Counsel and Clerk)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. By so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of the Registrant, does hereby appoint Neal F. Finnegan, James K. Hunt and Eric
R. Fischer, and each of them severally, or if more than one acts, a majority of them, his or her true and lawful attorneys or attorney to execute in his or her name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of the Registrant, the Registration Statement on Form S-3 and with respect to the shares of UST Common Stock issued in connection with this offering and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.


 Signature                       Title                                     Date
                              President and
                              Chief Executive
                              Officer (Principal Executive Officer)
/s/Neal F. Finnegan           and Director                              December 16, 1997
----------------------
(Neal F. Finnegan)


                              Executive Vice
                              President, Chief Financial
                              Officer and Treasurer
                              (Principal Financial Officer
                              and Principal Accounting
/s/James K. Hunt              Officer)                                  December 16, 1997
----------------------
(James K. Hunt)



/s/Chester G. Atkins          Director                                  December 16, 1997
----------------------
(Chester G. Atkins)



/s/David E. Bradbury          Director                                  December 16, 1997
----------------------
(David E. Bradbury)



/s/Robert M. Coard            Director                                  December 16, 1997
----------------------
(Robert M. Coard)



/s/Domenic Colasacco          Director                                  December 16, 1997
----------------------
(Domenic Colasacco)



/s/Robert L. Culver           Director                                  December 16, 1997
----------------------
(Robert L. Culver)



/s/Alan K. DerKazarian        Director                                  December 16, 1997
----------------------
(Alan K. DerKazarian)



/s/Donald C. Dolben           Director                                  December 16, 1997
----------------------
(Donald C. Dolben)



/s/Edward Guzovsky            Director                                  December 16, 1997
----------------------
(Edward Guzovsky)



/s/Wallace M. Haselton        Director                                  December 16, 1997
----------------------
(Wallace M. Haselton)



/s/Brian W. Hotarek           Director                                  December 16, 1997
----------------------
(Brian W. Hotarek)



/s/Francis X. Messina         Director                                  December 16, 1997
----------------------
(Francis X. Messina)



/s/Michael A. Miller          Director                                  December 16, 1997
----------------------
(Michael A. Miller)



/s/Sydney L. Miller           Director                                  December 16, 1997
----------------------
(Sydney L. Miller)



/s/Vikki L. Pryor             Director                                  December 16, 1997
----------------------
(Vikki L. Pryor)



/s/Gerald M. Ridge            Director                                  December 16, 1997
----------------------
(Gerald M. Ridge)



/s/William Schwartz           Director                                  December 16, 1997
----------------------
(William Schwartz)



/s/Barbara C. Sidell          Director                                  December 16, 1997
----------------------
(Barbara C. Sidell)



/s/James V. Sidell            Director                                  December 16, 1997
----------------------
(James V. Sidell)



/s/Paul D. Slater             Director                                  December 16, 1997
----------------------
(Paul D. Slater)



/s/Edward J. Sullivan         Director                                  December 16, 1997
----------------------
(Edward J. Sullivan)



                              Director                                  December 16, 1997
----------------------
(G. Robert Tod)



/s/Michael J. Verrochi, Jr.   Director                                  December 16, 1997
----------------------
(Michael J. Verrochi, Jr.)



/s/Gordon M. Weiner           Director                                  December 16, 1997
----------------------
(Gordon M. Weiner)


                                 EXHIBIT INDEX


      Exhibit   Description

      2 Agreement and Plan of Reorganization dated as of August 12, 1997, by and among the Registrant, Firestone and the Selling Stockholders.

      5         Opinion of Eric R. Fischer, Esq.

      23.1      Consent of Eric R. Fischer (included in Exhibit 5).

      23.2      Consent of Arthur Andersen LLP.

      24        Power  of  Attorney (included on signature page).

                                                                      EXHIBIT 5
                                   UST CORP.
                                40 Court Street
                          Boston, Massachusetts 02108



                               December 22, 1997




UST Corp.
40 Court Street
Boston, Massachusetts  02108

      Re:  UST CORP. REGISTRATION STATEMENT ON FORM S-3
           RELATING TO 1,180,000 SHARES OF COMMON STOCK

Ladies and Gentlemen:

     This opinion is rendered to you in connection with the filing by UST Corp., a Massachusetts corporation, (the "Corporation") of its Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933 of 1,180,000 shares of the Corporation's Common Stock, par value $0.625 per share (the "Common Stock"), filed with Securities and Exchange Commission on December 22 1997, all of which Shares were issued, as unregistered shares, on October 15, 1997 pursuant to the Terms of an Agreement and Plan of Reorganization, dated as of August 12, 1997 (the "Agreement"), among the Corporation, Firestone Financial Corp. ("Firestone") and each of the stockholders of Firestone.

     In rendering this opinion as General Counsel of the Corporation, I and an attorney in my office acting under my direction have participated with the Corporation and its officers in the preparation, review and filing of the Registration Statement and the related prospectus (the "Prospectus"), have examined other corporate documents and records, have made such examination of law, and have discussed with the officers and directors of the Corporation and its subsidiaries such questions of fact as we have deemed necessary or appropriate. We have also relied upon certificates and statements of such officers and directors as to factual matters and have assumed the genuineness of all signatures not known to us as well as the authenticity of all documents submitted to us as copies.

     Subject to the foregoing and to the proposed additional proceedings being taken as now contemplated prior to the issuance of the Common Stock, it is my opinion that the Common Stock has been duly authorized and that the Common Stock are validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name in the Registration Statement and the related Prospectus.


                               Very truly yours,



                               /s/Eric R. Fischer
                               -------------------------
                               Eric R. Fischer,
                               Executive Vice President,
                               General Counsel and Clerk

                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated January 31, 1997, included in UST Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996 and to all references to our Firm included in this Registration Statement.


                                    ARTHUR ANDERSEN LLP


Boston, Massachusetts
December 19, 1997